Exhibit 97

POLICY FOR RECOUPMENT OF ERRONEOUSLY AWARDED INCENTIVE COMPENSATION

(Adopted by the Board of Directors on October 25, 2023)

Purpose

The purpose of this Policy is to describe the circumstances in which Covered Officers will be required to repay or return Erroneously Awarded Compensation to the Company. This Policy is designed to comply with, and will be interpreted in a manner that is consistent with, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Section 10D of the Securities Exchange Act of 1934 and the listing standards of Nasdaq or any other national securities exchange on which the Company’s securities are listed.

Definitions

As used herein, the following terms have the following meanings:

“Accounting Restatement” means an accounting restatement (i) due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial restatements that is material to the previously issued financial statements, or (ii) that corrects an error that is not material to previously issued financial statements, but would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

“Board” means the Board of Directors of the Company.

“Clawback Eligible Incentive Compensation” means, in connection with an Accounting Restatement and with respect to each individual who served as a Covered Officer at any time during the applicable performance period for any Incentive Compensation (whether or not such Covered Officer is serving at the time the Erroneously Awarded Compensation is required to be repaid to the Company), all Incentive Compensation Received by such Covered Officer (i) on or after the Effective Date, (ii) after beginning service as a Covered Officer, (iii) who served as a Covered Officer at any time during the performance period for the Incentive Compensation, (iv) while the Company has a class of securities listed on a national securities exchange or a national securities association and (v) during the applicable Clawback Period.

“Clawback Period” means, with respect to any Accounting Restatement, the three completed fiscal years of the Company immediately preceding the Restatement Date and any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following those three completed fiscal years.

“Company” means Vericel Corporation.

“Covered Officer” means (i) the Company’s current and former president, principal financial officer, principal accounting officer (or if there is no principal accounting officer, the controller), any vice-president in charge of a principal business unit, division or function (such as sales, administration, or finance), any other officer who performs a policy-making function for the Company, or any other person who performs similar policy-making functions for the Company, as determined by the Committee in accordance with Federal securities laws, SEC rules or the rules of any national securities exchange or national securities association on which the Company’s securities are listed. Identification of an executive officer for purposes of this Policy includes at a minimum executive officers identified pursuant to 17 C.F.R. 229.401(b).

“Effective Date” means October 2, 2023.

“Erroneously Awarded Compensation” means, with respect to each Covered Officer in connection with an Accounting Restatement, the amount of Clawback Eligible Incentive Compensation that exceeds the amount of Incentive Compensation that such Covered Officer would have received had such Incentive Compensation been calculated based on the financial results reported in the restated financial statement, computed without respect to any taxes paid.

“Financial Reporting Measure” mean measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and all other measures that are derived wholly or in part from such measures. Stock price and total shareholder return (and any measures that are derived wholly or in part from stock price or total shareholder return) shall for purposes of this Policy be considered Financial Reporting Measures. For the avoidance of doubt, a Financial Reporting Measure need not be presented in the Company’s financial statements or included in a filing with the SEC.

“Incentive Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Incentive Compensation does not include: (i) bonuses paid solely at the discretion of the Board or the Committee that are not paid from a bonus pool that is determined by satisfying a financial reporting measure performance goal or solely upon satisfying one or more subjective standards and/or completion of a specified employment period, (ii) non-equity incentive plan awards earned solely upon satisfying one or more strategic or operational measures, (iii) equity awards not contingent upon achieving any financial reporting measure performance goal and vesting is contingent solely upon the completion of a specified employment or other time-based period and/or attaining one or more non-financial reporting measures or (iv) any Incentive Compensation received before the Company had a class of securities listed on a national securities exchange.
“Independent Director Committee” or “Committee” means the Compensation Committee of the Board, or, in the discretion of the Board, any other committee or body of the Board consisting only of independent directors of the Board.

“Policy” means this Policy for Recoupment of Incentive Compensation, as may be amended and/or restated from time to time.

“Received” means, with respect to any Incentive Compensation, actual or deemed receipt, and Incentive Compensation shall be deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive Compensation award is attained, even if payment or grant of the Incentive Compensation occurs after the end of that period.

“Restatement Date” means the earlier to occur of (i) the date the Board, a committee of the Board or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the issuer is required to prepare an Accounting Restatement, or (ii) the date of court, regulator or other legally authorized body directs the issuer to prepare an Accounting Restatement.

“SEC” means the U.S. Securities and Exchange Commission.

Policy

(a)     In the event of an Accounting Restatement, the Independent Director Committee shall determine the amount of any Erroneously Awarded Compensation for each Covered Officer in connection with such Accounting Restatement and thereafter, provide each Covered Officer with a written notice containing the amount of Erroneously Awarded Compensation and a demand for repayment or return, as applicable. For Incentive Compensation based on (or derived from) stock price or total shareholder return where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement, the amount shall be determined by the Independent Director Committee based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive Compensation was Received (in which case, the Company shall maintain documentation of such determination of that reasonable estimate and provide such documentation to Nasdaq).

(b)    The Independent Director Committee shall take such action as it deems appropriate to recover Erroneously Awarded Compensation reasonably promptly after such obligation is incurred and shall have broad discretion to determine the appropriate means of recovery of such Erroneously Awarded Compensation based on all applicable facts and circumstances. The Independent Director Committee may seek recoupment in the manner it chooses, in its sole discretion, which may include, without limitation, one or a combination of the following: (i) direct reimbursement from the Covered Officer of Incentive Compensation previously paid, (ii) deduction of the recouped amount from unpaid compensation otherwise owed by the Company to the Covered Officer, (iii) set-off, (iv) rescinding or cancelling vested or unvested equity or cash based awards, and (v) any other remedial and recovery action permitted by law, as determined by the Independent Director Committee. For the avoidance of doubt, except as set forth in paragraph (d) below, in no event may the Company accept an amount that is less than the amount of Erroneously Awarded Compensation in satisfaction of a Covered Officer’s obligations hereunder.

(c)    To the extent that a Covered Officer fails to repay all Erroneously Awarded Compensation to the Company when due (as determined in accordance with paragraph (b) above), the Company shall, or shall cause one or more other members of the Company to, take all actions reasonable and appropriate to recover such Erroneously Awarded Compensation from the applicable Covered Officer.

(d)    Notwithstanding anything herein to the contrary, the Company shall not be required to take the actions contemplated by paragraph (b) above if the following conditions are met and the Independent Director Committee determines that recovery would be impracticable:

(i)    The direct expenses paid to a third party to assist in enforcing the Policy against a Covered Officer would exceed the amount to be recovered, after the Company has made a reasonable attempt to recover the applicable Erroneously Awarded Compensation, documented such attempts and provided such documentation to Nasdaq.

(ii)    Recovery would violate home country law where that law was adopted prior to November 28, 2022, provided that, before determining that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company has obtained an opinion of home country counsel, acceptable to Nasdaq, that recovery would result in such a violation and a copy of the opinion is provided to Nasdaq; or

(iii)    Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

Reporting and Disclosure

The Company shall file all disclosures with respect to this Policy in accordance with the requirement of the Federal securities laws, including the disclosure required by the applicable SEC filings.

No Indemnification

The Company shall not indemnify any Covered Officer against (i) the loss of any Erroneously Awarded Compensation that is repaid, returned or recovered pursuant to the terms of this Policy, or (ii) any claims relating to the Company’s enforcement of its rights under this Policy. Further, no member of the Company shall enter into any agreement that exempts any Incentive Compensation from the application of this Policy or that waives the Company’s right to recovery of any Erroneously Awarded Compensation and this Policy shall supersede any such agreement (whether entered into before, on or after the Effective Date).

Effective Date

This Policy shall be effective as of the Effective Date.

Administration and Interpretation

This Policy shall be administered by the Committee. Any determinations made by the Committee shall be final and binding on all affected individuals. The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. This Policy shall be binding and enforceable against all Covered Officers and their beneficiaries, heirs, executors or other legal representatives.

Amendment and Termination

The Committee may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary, including as and when it determines that it is legally required by any Federal securities laws, SEC rules or the rules of any national securities exchange or national securities association on which the Company’s securities are listed. The Committee may terminate this Policy at any time. Notwithstanding anything in this paragraph to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any Federal securities laws, SEC rules or the rules of any national securities exchange or national securities association on which the Company’s securities are listed.

Other Recoupment Rights; No Additional Payments

The Committee intends that this Policy will be applied to the fullest extent of the law. This Policy shall be incorporated by reference into and shall apply to all incentive, bonus, equity, equity-based and compensation plans, agreements, and awards outstanding as of the Policy’s Effective Date or entered into on or after the Policy’s Effective Date. The Committee may require that any employment agreement, equity award agreement, or any other agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require an Executive Officer to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company under applicable law, regulation or rule or pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

Entire Agreement

This Policy supersedes, replaces and merges any and all previous agreements and understandings regarding the Company’s policy on the recovery of compensation, and this Policy constitutes the entire agreement between the Company and the Executive Officers with respect to such terms and conditions.

Successors

This Policy shall be binding and enforceable against all Covered Officers and their beneficiaries, heirs, executors, administrators or other legal representatives.